Exhibit 99.1

Liberty Global Completes Acquisition of Virgin Media

Powerful combination creates the world’s leading broadband communications company

Denver, Colorado – June 7, 2013: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that, following shareholder approvals, regulatory approvals and other customary closing conditions, it has completed the previously announced acquisition of Virgin Media Inc. (“Virgin Media”) (NASDAQ: VMED; LSE: VMED) in a stock and cash merger valued at approximately $24 billion.

Mike Fries, President and CEO of Liberty Global, said, “This is a great day for customers, employees and shareholders of both Liberty Global and Virgin Media. Together we now provide over 47 million video, voice and broadband services to 25 million customers located principally in 12 European countries. With superior network capacity, the fastest broadband speeds and innovative digital TV platforms, we’ve never been more excited about the growth potential and strategic direction of our business. Virgin Media will continue to thrive under the leadership of Tom Mockridge who starts as CEO today, with the support of a fantastic management team which includes both Liberty Global and Virgin Media executives.”

Tom Mockridge, CEO of Virgin Media, said, “Virgin Media has become one of the UK’s most powerful media brands thanks to both the loyalty of its customers and the energy of its employees. I am fortunate to be joining the company at this important inflection point in its development, and look forward to working closely with Mike and the broader Liberty Global team to deliver cutting-edge products and services that excite and inspire our customers.”

As a result of the closing, Liberty Global, a public limited company organized under the laws of England, has become the new public parent company of Liberty Global, Inc. and Virgin Media. Liberty Global’s Class A, Class B and Class C ordinary shares will begin trading on the NASDAQ Global Select Market on June 10, 2013 under the same symbols: LBTYA, LBTYB and LBTYK. The shares of both Liberty Global, Inc. and Virgin Media will cease trading at market close on June 7, 2013 and will be deregistered under securities laws. The listing of Virgin Media’s common stock on the Official List and the admission of those shares to trading on the Main Market of the London Stock Exchange will be cancelled with effect from 8:00 A.M. London time on June 10, 2013.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connect approximately 25 million customers subscribing to over 47 million television, broadband internet and telephony services.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, a commercial division and Liberty Global Ventures, our investment fund.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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